Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2026 Long-Term Incentive Plan of Delek US Holdings, Inc. of our reports dated February 27, 2026, with respect to the consolidated financial statements of Delek US Holdings, Inc., and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

             /s/ Ernst & Young LLP

Nashville, Tennessee
June 9, 2026